Exhibit 99.1

FOR IMMEDIATE RELEASE	Nasdaq: NSIT
Insight Enterprises, Inc. Acquires Software Spectrum –
Accelerating Expansion of Technology Solutions Capabilities
And Global Footprint
Tempe, Arizona – Thursday, September 7, 2006 — Insight Enterprises, Inc. (NASDAQ: NSIT) (“Insight ” or the “Company”), a leading provider of technology solutions, today announced it has completed the acquisition of Software Spectrum, a global technology solutions provider and wholly-owned subsidiary of Level 3 Communications, Inc. (NASDAQ: LVLT). Pursuant to the Stock Purchase Agreement, the Company completed the acquisition for a cash purchase price of $287 million, plus a preliminary working capital adjustment of $33.3 million, net of cash acquired. The preliminary working capital adjustment is subject to a final working capital adjustment.
Founded in 1983 and headquartered in Plano, Texas, Software Spectrum is one of the world’s leading providers of business-to-business IT solutions and services, with particular expertise in the selection, purchase and management of software. The company delivers value-added technology solutions across the globe through sales and operations centers in North America, Europe, Middle-East, Africa and Asia-Pacific.
This acquisition represents a solid next step in Insight’s evolution to becoming a trusted advisor to our clients on technology solutions to address business needs. Insight has begun leveraging its capabilities to drive services and solutions into the small- and medium-sized business space and to further penetrate the large enterprise sector. Expansion of software sales and services capabilities had been identified as a necessary augmentation of Insight’s value proposition. Additionally, this acquisition establishes a global footprint for Insight.
“We are extremely excited about the acquisition of Software Spectrum,” said Rich Fennessy, CEO of Insight. “Combining the software expertise of Software Spectrum with Insight’s expertise in hardware and services solidifies our value proposition as a trusted advisor of business solutions to our clients. With this more robust offering, we are prepared to execute Insight’s global vision by penetrating deeper into global markets where Software Spectrum already has an established footprint.”
Software Spectrum’s net sales and earnings from operations were approximately $1.9 billion and $21.3 million, respectively, for the year ended December 31, 2005. The acquisition is expected to be accretive to 2006 diluted earnings per share (“EPS”) and to at least offset any reduction in EPS due to the sale of Insight’s wholly-owned subsidiary, Direct Alliance Corporation, on June 30, 2006.
Forwarding-Looking Information
Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include: projections of matters that affect net sales, gross profit, operating expenses, earnings from continuing operations, non-operating income and expenses or net earnings; effects of acquisitions; projections of capital expenditures and growth; hiring plans; plans for future operations; the availability of financing and our needs or plans relating thereto; plans relating to our products and services; the effect of new accounting principles or changes in accounting policies; benefits and expenses relating to restructuring activities and employee terminations; the effect of guaranty and indemnification obligations; the actual or expected outcome of legal proceedings against the Company; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying

Insight Enterprises, Inc.	1305 W. Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-350-1141

Insight Acquisition of Software Spectrum
September 7, 2006
the forward-looking statement. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements, include but are not limited to, the following:
Risks related to our current operations:
•	changes in the information technology (“IT”) industry and/or the economic environment;

•	our reliance on suppliers for product availability, marketing funds, purchasing incentives and competitive products to sell;

•	disruptions in our IT and voice and data networks;

•	actions of our competitors, including manufacturers of products we sell;

•	our failure to comply with the terms and conditions of our public sector contracts;

•	the risks associated with international operations;

•	our dependence on key personnel;

•	rapid changes in product standards;

•	our ability to renew or replace short-term financing facilities; and

•	intellectual property infringement claims.
Risks related to the acquisition of Software Spectrum:
•	the integration and operation of Software Spectrum;

•	we may not achieve the expected benefits from the acquisition of Software Spectrum;

•	migration of Software Spectrum to our IT and voice and data networks;

•	the acquisition of Software Spectrum will utilize cash, increase outstanding debt and interest expense; and lower availability on our financing facilities;

•	increased exposure to the risks of a global market;

•	exposure to currency exchange risks will increase;

•	risk that purchased goodwill or amortizable intangible assets become impaired;

•	we may have difficulty in maintaining or growing the software direct marketing business if publishers, particularly Microsoft, reduce or eliminate the indirect sales channel to distribute their product;

•	sales of software licenses are subject to seasonal changes in demand and resulting sales activities; and

•	we have very limited experience in outsourcing business functions to India.
Additionally, there may be other risks that are otherwise described from time to time in the quarterly reports on Form 10Q and annual reports on Form 10K that we file with the Securities and Exchange Commission (“SEC”). We assume no obligation to update, and do not intend to update, any forward-looking statements. We do not endorse any projections regarding future performance that may be made by third parties.
About Insight Insight Enterprises, Inc. (“Insight” or the “Company”) is a leading provider of information technology (“IT”) products and services to businesses, government and educational institutions in North America, Europe, Middle-East, Africa and Asia-Pacific. Insight’s offerings include brand name computing products, software and advanced IT services. The Company has approximately 4,500 teammates worldwide and generated sales of $3.2 billion for its most recent fiscal year, which ended December 31, 2005. Insight is ranked number 570 on Fortune Magazine’s 2006 ‘Fortune 1000’ list. For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

Investor Inquiries:	Media Inquiries:
Stanley Laybourne	Catherine Eckstein
Chief Financial Officer,	Chief Marketing Officer
Secretary and Treasurer	Tel. 480-333-3112
Tel. 480-350-1142	Email ceckstei@insight.com
Email slaybour@insight.com

Insight Enterprises, Inc.	1305 W. Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-350-1141

Insight Acquisition of Software Spectrum
September 7, 2006

Karen McGinnis
Chief Accounting Officer
Tel. 480-333-3074
Email kmcginni@insight.com
###

Insight Enterprises, Inc.	1305 W. Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-350-1141